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                                                                     EXHIBIT 8.1

                    [Long Aldridge & Norman LLP Letterhead]

                                 August 2, 2000

World Access, Inc.
Resurgens Plaza, Suite 2210
945 East Paces Ferry Road
Atlanta, Georgia 30326

         RE:      TAX OPINION

Ladies and Gentlemen:

         We have acted as counsel to World Access, Inc. ("World Access") in connection with the merger of Star Telecommunications, Inc. ("STAR") with and into STI Merger Co. ("Merger Sub"), a wholly-owned subsidiary of World Access, pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of February 11, 2000, by and among such parties. Unless otherwise indicated herein, capitalized terms used herein have the meaning ascribed to them in the Agreement. On June 7, 2000, the parties amended the Agreement (the "Amended Agreement"). The terms and conditions of the Amended Agreement are set forth in the Joint Proxy Statement/Prospectus dated August 2, 2000 ("Joint Proxy Statement/Prospectus"), as described in the Registration Statement on Form S-4 (Reg. No. 333-37750), filed by World Access with the Securities and Exchange Commission (the "Registration Statement").

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Amended Agreement, the Joint Proxy Statement/Prospectus filed as part of the Registration Statement, the representations made to us by representatives of STAR and World Access in officer's certificates (the "Tax Certificates"), copies of which are attached hereto as Exhibit A and Exhibit B, respectively, and such other documents as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the Merger and the related transactions described in the Amended Agreement will be consummated as described in the Amended Agreement and the Joint Proxy Statement/Prospectus and, in particular, that the PT-1 Sale is consummated by STAR prior to the Effective Time of the Merger. We have further assumed that holders of STAR Common Stock will not sell, exchange or

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World Access, Inc.
August 2, 2000
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otherwise dispose of a number of shares of WAXS Common Stock received in the merger to any person "related" to World Access within the meaning of Treas. Reg. ss.1.368-1(e)(3) that would reduce the STAR stockholders' aggregate ownership of such WAXS Common Stock to a number of shares of WAXS Common Stock having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding STAR Common Stock as of the Effective Time (for purposes of this assumption, treating all the shares of STAR Common Stock exchanged for cash, surrendered by dissenters for cash or exchanged for cash in lieu of fractional shares of WAXS Common Stock as outstanding STAR Common Stock as of the Effective Time).

         Our opinion is based upon our understanding that the facts and representations set forth in the Amended Agreement, the Joint Proxy Statement/Prospectus and the Tax Certificates are true and correct as of the present time and will be true and correct as of the Effective Time of the Merger. If the Merger and the related transactions described in the Amended Agreement and the Joint Proxy Statement/Prospectus are not consummated in accordance with the terms of such documents or if all of the information, representations or assumptions upon which we relied are not true and correct at all relevant times, our opinion might be adversely affected and may not be relied upon.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change in the authorities upon which our opinion is based could affect the conclusions stated herein. We undertake no responsibility to advise you of any such developments in the law after the date of our opinion.

         Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

         (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; and

         (ii) the discussion under the caption "Material federal income tax consequences of the STAR merger" in the Joint Proxy Statement/Prospectus sets forth the material federal income tax consequences of the Merger under the federal income tax laws in effect as of the date of the Joint Proxy Statement/Prospectus.
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World Access, Inc.
August 2, 2000
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In addition, we consent to the reference to Long Aldridge & Norman LLP in the
Joint Proxy Statement/Prospectus under the caption "Legal Matters" and "Material federal income tax consequences of the STAR merger" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, of the rules and regulations of the Securities and Exchange Commission.

         Except as expressly set forth in the Joint Proxy Statement/Prospectus with respect to the specific tax consequences described under the caption "Material federal income tax consequences of the STAR merger," we express no opinion as to the tax consequences to any holder of STAR Common Stock, whether federal, state, local or foreign, of the Merger or of transactions consummated before or after the Effective Time of the Merger.

         This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express prior written consent.

                                             Very truly yours,

                                             LONG ALDRIDGE & NORMAN LLP


                                             By: /s/ Charles T. Zink
                                                -------------------------